Exhibit (i)(2)

February 25, 2022

BBH Trust

140 Broadway

New York, New York 10005

Re:	Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to BBH Trust (the “Trust”), a Delaware statutory trust, in connection with Post-Effective Amendment No. 97 to the Trust’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) on or about February 25, 2022 (the “Registration Statement”), with respect to the issuance of shares of beneficial interest of the separate classes (collectively, the “Shares”) of each series of the Trust listed on Schedule A hereto (collectively, the “Funds”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence and good standing of the Trust;

(b)	A copy, certified by the Secretary of State of the State of Delaware, of the Trust’s Certificate of Trust dated October 28, 2005 (the “Certificate of Trust”);

(c)	Copies of the Trust’s Amended and Restated Agreement and Declaration of Trust dated as of August 10, 2016 (the “Declaration of Trust”), the Trust’s By-Laws dated October 28, 2005 (the “By-Laws”), and the resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Funds (the “Resolutions”), each certified by an authorized officer of the Trust; and

(d)	A printer’s proof of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.  We also have assumed for the purposes of this opinion that the Certificate of Trust, the Declaration of Trust, the By-Laws, and the Resolutions will not have

February 25, 2022

been amended, modified or withdrawn with respect to matters relating to the Shares, and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate.  We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transaction referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware.  Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware.  No opinion is given herein as to the choice of law or internal substantive rules of law that any tribunal may apply to such transaction.  In addition, to the extent that the Declaration of Trust or the By-Laws refer to, incorporate, or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Declaration of Trust, the By-Laws, the Resolutions and the Registration Statement, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

February 25, 2022

Schedule A

•	BBH Select Series – Large Cap Fund (Class I Shares and Retail Class Shares)
•	BBH Select Series – Mid Cap Fund (Class I Shares and Retail Class Shares)
•	BBH Partner Fund – International Equity (Class I Shares)
•	BBH Partner Fund – Small Cap Equity (Class I Shares)
•	BBH Partner Fund – Select Short Term Assets
•	BBH Limited Duration Fund (Class I Shares and Class N Shares)
•	BBH Income Fund (Class I Shares and Class N Shares)
•	BBH Intermediate Municipal Bond Fund (Class I Shares and Class N Shares)
•	BBH U.S. Government Money Market Fund (Institutional Shares)